AMENDMENT TO

AMENDED AND RESTATED

DISTRIBUTION AGREEMENT OF

ALGER GLOBAL EQUITY FUND

WHEREAS, Fred Alger & Company, LLC and Alger Global Focus Fund entered into an amended and restated distribution agreement dated September 9, 2003 (as amended, supplemented and/or restated to date, the “Agreement”) to distribute shares of beneficial interest of Alger Global Focus Fund; and

WHEREAS, effective August 6, 2024, Alger Global Focus Fund changed its name to Alger Global Equity Fund;

NOW THEREFORE, in consideration of the promises and mutual covenants contained herein, the parties hereby amend the Agreement as follows:

1. All references in the Agreement to “Alger Global Focus Fund” are hereby deleted and replaced with “Alger Global Equity Fund”.

2. Except as otherwise provided herein, the terms and conditions contained in the Agreement shall remain in full force and effect. Capitalized terms herein that are not defined shall have the meanings ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties by their duly authorized officers, have caused this Agreement to be executed as of September 17, 2024.

ALGER GLOBAL EQUITY FUND		FRED ALGER & COMPANY, LLC

By:	/s/ Tina Payne	By:	/s/ Tina Payne
Name:	Tina Payne	Name:	Tina Payne
Title:	Secretary, CCO	Title:	SVP, General Counsel, CCO